THOMAS F. PRISBY, CHAIRMAN
CFS Bancorp, Inc. 707 Ridge Road ● Munster, Indiana 46321

July 27, 2009
FOR IMMEDIATE RELEASE

CONTACT:    Thomas F. Prisby, Chairman of the Board and Chief Executive Officer
                        219-836-2960

CFS Bancorp, Inc. Announces Second Quarter 2009 Net Income and Operating Results

MUNSTER, IN – July 27, 2009 – CFS Bancorp, Inc. (NASDAQ: CITZ) (the Company), the parent of Citizens Financial Bank (the Bank), today reported net income of $670,000 for the second quarter of 2009 with diluted earnings per share of $0.06.  During the second quarter of 2008, the Company reported a net loss of $2.3 million, or $(0.22) per share.

The Company’s net income for the six months ended June 30, 2009 improved to $2.1 million, or $0.20 per diluted share, compared to a net loss of $516,000, or $(0.05) per share, for the six months ended June 30, 2008.

The Company’s highlights for the second quarter of 2009 included:

●	tangible common equity improved to $115.5 million, or 10.55% of tangible assets at June 30, 2009 from $110.8 million or 9.96% at March 31, 2009;
●	risk-based capital of 13.21% remains above the Federal Deposit Insurance Corporation (FDIC) guidelines of 10.0% to be considered “well-capitalized;”
●	net interest margin increased to 3.69% for the second quarter of 2009 from 3.61% for the first quarter of 2009 and 3.26% for the second quarter of 2008; and
●	core deposits increased $15.6 million or 3.81%.

Chairman’s Comments

“While positive, reported earnings were impacted by increased costs attributable to higher FDIC insurance premiums which included a special FDIC assessment on all banks, incentive compensation accruals, and credit quality related costs.  Earnings benefited during the quarter from modestly higher margins, but our growth and diversification efforts have not yet resulted in sufficient earning asset growth to overcome the higher cost structure associated with executing our strategy,” said Thomas F. Prisby, Chairman & CEO.  “To be clear, while some might be satisfied in the current environment with achieving profitability, we do not view the reported level of earnings as adequate.”

“In the current economic environment, it is challenging to find sufficient high quality credit opportunities to drive strong net loan growth, and we will not forsake quality to achieve growth.  As a result, reported financial results do not yet fully reflect the progress that we have made in implementing our growth and diversification plan.  As an example of the progress made during the quarter, we benefited from strong core-deposit growth as a result of both an increase in the number of business customer accounts as well as expanding the number of business owner/operator customers with whom

CFS Bancorp, Inc. - Page 2 of 11

we maintain personal deposit relationships.  Notwithstanding the challenging economic environment in our core market areas, our strategic efforts to improve asset quality resulted in a modest increase in our non-performing assets,” added Prisby.

“We continue to benefit from a solid capital base and ample liquidity,” Prisby noted.  “Despite the challenges posed by the national, regional and local economies, we remain focused on retaining capital strength, identifying and mitigating problem credits and investing in our franchise while continuing to execute our stated strategy.”

Progress on Strategic Growth and Diversification Plan

The Company’s Strategic Growth and Diversification Plan is built around four core objectives:  decreasing non-performing loans; ensuring costs are appropriate given the Company’s targeted future asset base; growing while diversifying by targeting small and mid-sized business owners for relationship-based banking opportunities; and expanding and deepening the Company’s relationships with its customers by meeting a higher percentage of the customers’ financial service needs.

While progress was made towards all core objectives, management is not satisfied with the rate of progress towards certain objectives.  Although the ability to limit increases in non-performing assets during a period of significant economic duress is encouraging, management remains committed to the goal of aligning non-performing asset ratios with peer levels.  In addition, operating costs remain relatively high, and it is increasingly clear that the Company’s ability to achieve targeted earning asset levels will be hampered by current economic and regulatory conditions.  As a result, management continues to focus on opportunistically cutting costs.

The Company’s success in attracting new business banking clients, although not yet reflected in higher earning asset levels, played a significant role in its ability to grow deposits during 2009.  Utilizing cross functional teams of business and retail calling officers, the Bank launched a dedicated effort to sell personal deposit and loan accounts to the owner/operators of its business clients, which resulted not only in strong deposit growth, but also in significant increases in the depth of the Company’s relationships with this important customer segment.  These achievements lead management to believe the Company is better positioned to achieve quality, relationship-based loan growth as the economy recovers.

Net Interest Income

            The net interest margin increased eight basis points to 3.69% for the second quarter of 2009 from 3.61% for the first quarter of 2009 and increased 43 basis points from 3.26% for the second quarter of 2008.  Net interest income increased to $9.3 million compared to $9.2 million for the first quarter of 2009 and $8.7 million for the second quarter of 2008.  Net interest income for the second quarter of 2009 was positively affected by lower interest rates on interest-bearing deposits and borrowed money due to lower market rates coupled with a decrease in the amortization of the premium on the early extinguishment of Federal Home Loan Bank (FHLB) debt.

            Interest income decreased 2.0% to $13.0 million for the second quarter of 2009 compared to $13.2 million for the first quarter of 2009 and 13.8% from $15.0 million for the second quarter of 2008.  Interest income was negatively affected during the second quarter of 2009 due to an increase in non-

CFS Bancorp, Inc. - Page 3 of 11

performing assets.  The decrease from the second quarter of 2008 was due to lower market rates of interest during the second quarter of 2009 coupled with higher non-performing assets during the period.

            Interest expense decreased 10.5% to $3.6 million for the second quarter of 2009 from $4.1 million for the first quarter of 2009 and 42.7% from $6.3 million for the second quarter of 2008.  Interest expense on deposits was positively affected by disciplined pricing on deposits, including certificates of deposit, as current market interest rates remain lower than during 2008.  As a result, the cost of interest-bearing deposits decreased 87 basis points to 1.41%.  In addition, the amortization of the premium on the early extinguishment of FHLB debt decreased $388,000 from the second quarter of 2008.

            The cost of borrowed money was 2.72% for the second quarter of 2009 compared to 2.33% for the first quarter of 2009 and 4.88% for the second quarter of 2008.  The increase in the cost of borrowed money from the first quarter of 2009 was a result of higher rates on FHLB borrowed money during the second quarter of 2009.  The decrease from the second quarter of 2008 was a result of lower rates on FHLB borrowed money combined with decreased premium amortization which is included in total interest expense on borrowed money.  The premium amortization reduced the net interest margin by three basis points for both the first and second quarters of 2009 and 17 basis points for the second quarter of 2008.  The remaining premium amortization totaling $42,000 will be fully recognized as of December 31, 2009.  Interest expense on borrowed money is detailed in the table below for the periods indicated.

				Change from
	Three Months Ended			June 30, 2008
	June 30,	March 31,	June 30,	to June 30, 2009
	2009	2009	2008	$	%
	(Dollars in thousands)
Interest expense on short-term borrowed money at contractual rates	$20	$33	$124	$(104)	(83.9)%
Interest expense on FHLB borrowed money at contractual rates	799	855	1,208	(409)	(33.9)
Amortization of deferred premium	61	72	449	(388)	(86.4)
Total interest expense on borrowed money	$880	$960	$1,781	$(901)	(50.6)

Non-Interest Income and Non-Interest Expense

            Excluding available-for-sale security gains and losses, non-interest income decreased $106,000 or 4.8% from the first quarter of 2009 primarily as a result of the first quarter of 2009 increase in viatical income.  Service charges and card based fee income increased $121,000 or 7.2% resulting from increased volumes.

            Non-interest income increased 9.0% to $2.1 million for the second quarter of 2009 from $2.0 million for the second quarter of 2008.  Non-interest income excluding available-for-sale security gains and losses decreased $407,000, or 16.1%, from the second quarter of 2008 resulting from lower income on the Company’s bank-owned life insurance policy due to lower interest crediting rates and reduced service charges and other fees due to lower activity when compared to the second quarter of 2008.

            Non-interest expense for the second quarter of 2009 increased 5.5% to $9.9 million compared to $9.4 million for the first quarter of 2009 primarily due to FDIC insurance premiums.  The Company’s overall FDIC insurance premiums increased $659,000 from the first quarter of 2009.  Of this increase, $495,000, or $0.03 per diluted share, net of tax, relates to the special assessment imposed on all insured

CFS Bancorp, Inc. - Page 4 of 11

depository institutions on June 30, 2009 with the remainder attributed to changes in assessment rates industry-wide.  The FDIC has advised the banking industry that it may levy another special assessment during the second half of 2009.  Partially offsetting these increases, the Company’s net occupancy expense decreased $147,000 resulting from lower utility costs and snow removal expenses.

            Non-interest expense for the second quarter of 2009 increased $2.3 million, or 29.4%, from $7.7 million for the second quarter of 2008.  FDIC insurance premiums increased $923,000 during the second quarter of 2009 from the 2008 period as result of increased regular assessments, the aforementioned special assessment and the 2008 utilization of FDIC insurance premium credits.  Compensation and employee benefits increased primarily due to higher incentive compensation accruals during the 2009 period compared to the 2008 period.  In addition, retirement and stock related compensation during the second quarter of 2009 increased due to the absence of a $343,000 reduction in expense during the 2008 period related to the revaluation of the Rabbi Trust shares from the change in the Company’s stock price.  Professional fees also increased during the second quarter of 2009 due to increased legal and consulting fees related to a shareholder derivative demand made late in the first quarter of 2009.

The Company’s efficiency ratio for the second quarter of 2009 was 86.8% compared to 77.8% for the first quarter of 2009 and 72.2% for the second quarter of 2008.  The Company’s core efficiency ratios were 82.0%, 82.1%, and 65.8% for the same periods.  The increases from the prior two periods are primarily the result of increased non-interest expense as discussed above.

Management has historically used an efficiency ratio that is a non-GAAP financial measure of operating expense control and operating efficiency.  The efficiency ratio is typically defined as the ratio of non-interest expense to the sum of non-interest income and net interest income.  Many financial institutions, in calculating the efficiency ratio, adjust non-interest income (as calculated under GAAP) to exclude certain component elements, such as gains or losses on sales of securities and assets.  Management follows this practice to calculate our core efficiency ratio and utilizes this non-GAAP measure in its analysis of the Company’s performance.  The core efficiency ratio is different from the GAAP-based efficiency ratio.  The GAAP-based measure is calculated using non-interest expense, net interest income and non-interest income as presented on the consolidated statements of income.

The Company’s core efficiency ratio is calculated as non-interest expense less the FDIC special assessment divided by the sum of net interest income, excluding the deferred premium amortization related to the early extinguishment of debt, and non-interest income, adjusted for gains or losses on the sale of securities and other assets.  Management believes that, when presented along with the GAAP efficiency ratio, the core efficiency ratio enhances investors’ understanding of the Company’s business and performance.  The measure is also believed to be useful in understanding the Company’s performance trends and to facilitate comparisons with the performance of others in the financial services industry.  Management further believes the presentation of the core efficiency ratio provides useful supplemental information, a clearer understanding of the Company’s financial performance, and better reflects the Company’s core operating activities.

            The risks associated with utilizing operating measures (such as the efficiency ratio) are that various persons might disagree as to the appropriateness of items included or excluded in these measures and that other companies might calculate these measures differently.  Management of the Company compensates for these limitations by providing detailed reconciliations between GAAP information and its core efficiency ratio within the last table of this press release; however, these disclosures should not be considered as an alternative to GAAP.

CFS Bancorp, Inc. - Page 5 of 11

Asset Quality

            The provision for losses on loans for the second quarter of 2009 increased to $713,000 from $624,000 for the first quarter of 2009 and decreased from $7.2 million for the second quarter of 2008.  Net charge-offs for the second quarter of 2009 totaled $1.3 million compared to $710,000 for the first quarter of 2009 and $5.1 million for the second quarter of 2008.  The allowance for losses on loans totaled $14.9 million at June 30, 2009 compared to $15.6 million at December 31, 2008.  In the second quarter, the Company’s non-performing loans decreased by $2.4 million as the migration of loans to other real estate owned more than offset increases in non-performing commercial construction and land development loans and HELOCs.

The ratio of allowance for losses on loans to total loans was 1.99% at June 30, 2009 compared to 2.07% at December 31, 2008.  When management determines a non-performing collateral dependent loan has a collateral shortfall, management will immediately charge-off the collateral shortfall.  As a result, the Company is not required to maintain an allowance for losses on loans on these loans as the loan balance has already been written down to its net realizable value (fair value less estimated costs to sell the collateral).

            The Company maintains the allowance for losses on loans at a level that management believes is sufficient to absorb credit losses inherent in the loan portfolio and represents management’s estimate of inherent losses existing in the loan portfolio that are both probable and reasonable to estimate at each balance sheet date and is based on its review of available and relevant information.  Management believes that at June 30, 2009 the allowance for losses on loans was adequate based on its review of historical loss experience, levels of delinquencies, economic conditions and the review of relevant and available information for specific loans.

Balance Sheet

            At June 30, 2009, the Company’s total assets were $1.09 billion compared to $1.12 billion at December 31, 2008.

            The Company’s loans receivable were relatively stable at $750.9 million at June 30, 2009 compared to $750.0 million at December 31, 2008.  Securities available-for-sale totaled $220.3 million at June 30, 2009 compared to $251.3 million at December 31, 2008.  The decrease in securities is primarily due to maturities and paydowns coupled with sales activity during the first quarter of 2009.

            Deposits increased to $831.1 million at June 30, 2009 from $824.1 million at December 31, 2008 as a $15.6 million increase in non-municipal core deposit accounts more than offset a $5.4 million decline in municipal deposits and a $3.1 million decline in non-municipal certificates of deposit.  Investments in the Company’s branch network, technological infrastructure, human capital, and brand have enhanced its ability to translate existing and new customer relationships into deposit balances in the current environment.  The decline in municipal deposits during the quarter was attributable primarily to seasonal factors.  While the Company maintains strong relationships with its municipal customers, and municipal deposits continue to comprise an important funding source, management is lowering its reliance on such funds in anticipation that the recession’s impact on municipalities and other government-related entities will result in lower municipal deposit levels.  The Company’s deposits consisted of the following as of the dates indicated:

CFS Bancorp, Inc. - Page 6 of 11

	June 30,	December 31,
	2009	2008
	(Dollars in thousands)
Core deposits	$424,765	$409,184
Certificates of deposit	353,085	356,227
Subtotal - non-municipal deposits	777,850	765,411
Municipal core deposits	40,641	39,221
Municipal certificates of deposit	12,613	19,465
Subtotal municipal deposits	53,254	58,686
Total deposits	$831,104	$824,097

            The Company’s borrowed money decreased to $132.3 million at June 30, 2009 from $172.9 million at December 31, 2008 as the Company utilized proceeds from its available-for-sale securities portfolio to de-leverage its balance sheet during the first quarter of 2009.  The Company’s borrowed money consisted of the following as of the dates indicated:

	June 30,	December 31,
	2009	2008
	(Dollars in thousands)
Short-term variable-rate borrowed money and repurchase agreements	$10,625	$28,312
Gross FHLB borrowed money	121,719	144,800
Unamortized deferred premium	(42)	(175)
Total borrowed money	$132,302	$172,937

            Shareholders’ equity at June 30, 2009 increased $3.6 million to $115.5 million from $111.8 million at December 31, 2008 as a result of the following:

●	net income for the six months ended June 30, 2009 totaling $2.1 million;
●	an increase in accumulated other comprehensive income of $1.1 million;
●	a decrease of $832,000 in the unallocated common stock held by the Company’s Employee Stock Ownership Plan due to the release of the remaining shares during the first quarter of 2009; and
●	a decrease of $515,000 in Treasury Stock - Rabbi Trust, due to a distribution in the second quarter of 2009.

            The regulatory capital ratios of the Bank continue to exceed all regulatory requirements.  At June 30, 2009, the Bank remained “well-capitalized” under the Office of Thrift Supervision’s regulatory capital guidelines with a total capital to risk-weighted assets equal to 13.21%.  The Company’s tangible common equity increased to $115.5 million, or 10.55% of tangible assets at June 30, 2009.

            CFS Bancorp, Inc., is the parent of Citizens Financial Bank, a $1.1 billion asset federal savings bank.  Citizens Financial Bank is an independent bank focusing its people, products and services on helping individuals, businesses and communities be successful.  The Bank has 22 offices throughout adjoining markets in Chicago’s Southland and Northwest Indiana.  The Company’ website can be found at www.citz.com.

#   #   #

CFS Bancorp, Inc. - Page 7 of 11

This press release contains certain forward-looking statements and information relating to the Company that is based on the beliefs of management as well as assumptions made by and information currently available to management.  These forward-looking statements include but are not limited to statements regarding current regulatory capital and equity ratios, general economic conditions, state of the banking industry, successful execution of the Company’s strategy and its Strategic Growth and Diversification Plan, levels of provision for the allowance for losses on loans and charge-offs, loan and deposit growth, diversification of the loan portfolio, non-performing asset levels, interest on loans, asset yields and cost of funds, net interest income, net interest margin, non-interest income, non-interest expense, interest rate environment, bank-owned life insurance interest rates, the expected effect of amortization of deferred premium on the FHLB debt and other risk factors identified in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as amended, and other filings with the Securities and Exchange Commission.  In addition, the words “anticipate,” “believe,” “estimate,” “expect,” “indicate,” “intend,” “should,” and similar expressions, or the negative thereof, as they relate to the Company or the Company’s management, are intended to identify forward-looking statements.  Such statements reflect the current views of the Company with respect to future events and are subject to certain risks, uncertainties, assumptions and changes in circumstances.  Forward-looking statements are not guarantees of future performance or outcomes, and actual results or events may differ materially from those included in these statements.  The Company does not intend to update these forward-looking statements.

#   #   #

SELECTED CONSOLIDATED FINANCIALS AND OTHER DATA FOLLOW

CFS Bancorp, Inc. - Page 8 of 11

CFS BANCORP, INC.
Highlights (Unaudited)
(Dollars in thousands, except per share data)

		Three Months Ended				Six Months Ended
EARNINGS HIGHLIGHTS AND PERFORMANCE RATIOS (1)		June 30, 2009	March 31, 2009	June 30, 2008		June 30, 2009	June 30, 2008
Net income/(loss)		$670	$1,461	$(2,295)		$2,131	$(516)
Basic earnings/(loss) per share		0.06	0.14	(0.22)		0.20	(0.05)
Diluted earnings/(loss) per share		0.06	0.14	(0.22)		0.20	(0.05)
Cash dividends declared per share		0.01	0.01	0.12		0.02	0.24
Return on average assets		0.24%	0.53%	(0.80	) %	0.39%	(0.09	) %
Return on average equity		2.41	5.27	(7.08)		3.84	(0.79)
Average yield on interest-earning assets		5.13	5.21	5.64		5.17	5.88
Average cost on interest-bearing liabilities		1.60	1.78	2.69		1.69	2.98
Interest rate spread		3.53	3.43	2.95		3.48	2.90
Net interest margin		3.69	3.61	3.26		3.65	3.24
Average equity to average assets (2)		10.15	10.09	11.29		10.12	11.34
Average interest-earning assets
to average interest-bearing liabilities (2)		111.48	111.39	113.17		111.43	112.92
Non-interest expense to average assets		3.63	3.43	2.68		3.53	2.73
Efficiency ratio (3)		86.76	77.75	72.17		82.13	72.35
Market price per share of common stock
for the period ended:	Closing	$4.23	$3.90	$11.79		$4.23	$11.79
	High	4.33	4.80	14.93		4.80	14.93
	Low	3.50	1.75	11.42		1.75	11.42

STATEMENT OF CONDITION HIGHLIGHTS			June 30,	March 31,		December 31,	June 30,
(at period end)			2009	2009		2008	2008
Total assets			$1,094,679	$1,111,908		$1,121,855	$1,102,773
Loans receivable, net of unearned fees			750,861	756,134		749,973	726,858
Total deposits			831,104	863,884		824,097	848,439
Total shareholders' equity			115,450	110,751		111,809	124,776
Book value per common share			10.73	10.33		10.47	11.70
Non-performing loans			52,897	55,330		54,701	34,670
Non-performing assets			60,268	58,629		57,943	35,742
Allowance for losses on loans			14,934	15,472		15,558	10,403
Non-performing loans to total loans			7.04%	7.32%		7.29%	4.77%
Non-performing assets to total assets			5.51	5.27		5.16	3.24
Allowance for losses on loans to non-performing loans			28.23	27.96		28.44	30.01
Allowance for losses on loans to total loans			1.99	2.05		2.07	1.43

Employees (FTE)			318	324		322	307
Branches and offices			22	22		22	22

		Three Months Ended				Six Months Ended
AVERAGE BALANCE DATA		June 30, 2009	March 31, 2009	June 30, 2008		June 30, 2009	June 30, 2008
Total assets		$1,099,750	$1,114,507	$1,154,656		$1,107,087	$1,158,015
Loans receivable, net of unearned fees		750,861	751,910	743,097		751,383	764,986
Total interest-earning assets		1,013,480	1,029,626	1,071,384		1,021,509	1,071,827
Total liabilities		988,177	1,002,060	1,024,238		995,079	1,026,683
Total deposits		845,617	823,483	863,865		834,611	861,163
Interest-bearing deposits		781,108	759,634	802,249		770,431	799,343
Non-interest bearing deposits		64,509	63,849	61,616		64,180	61,820
Total interest-bearing liabilities		909,148	924,323	946,712		916,694	949,158
Shareholders' equity		111,573	112,447	130,418		112,008	131,332
(1) Ratios are annualized where appropriate.
(2) Ratios calculated on average balances for the periods presented.
(3) See calculations in the last table of this press release.

CFS Bancorp, Inc. - Page 9 of 11

CFS BANCORP, INC.
Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)

	For the Three Months Ended			For the Six Months Ended
	June 30, 2009	March 31, 2009	June 30, 2008	June 30, 2009	June 30, 2008
Interest income:
Loans	$9,807	$9,945	$11,296	$19,752	$24,084
Securities	3,020	3,043	3,172	6,063	6,251
Other	137	243	564	380	1,011
Total interest income	12,964	13,231	15,032	26,195	31,346

Interest expense:
Deposits	2,749	3,096	4,554	5,845	10,242
Borrowed money	880	960	1,781	1,840	3,842
Total interest expense	3,629	4,056	6,335	7,685	14,084
Net interest income	9,335	9,175	8,697	18,510	17,262
Provision for losses on loans	713	624	7,172	1,337	7,914
Net interest income after provision for losses on loans	8,622	8,551	1,525	17,173	9,348

Non-interest income:
Service charges and other fees	1,376	1,299	1,465	2,675	2,904
Card-based fees	432	388	415	820	795
Commission income	70	71	135	141	193
Available-for-sale security gains (losses), net	-	720	(582)	720	(513)
Other asset losses, net	(6)	-	(3)	(6)	(3)
Income from bank-owned life insurance	156	178	371	334	780
Other income	97	295	149	392	321
Total non-interest income	2,125	2,951	1,950	5,076	4,477

Non-interest expense:
Compensation and employee benefits	5,078	5,175	4,179	10,253	8,515
Net occupancy expense	750	897	708	1,647	1,541
Furniture and equipment expense	520	535	543	1,055	1,094
Data processing	420	419	484	839	942
Professional fees	604	350	212	954	486
FDIC insurance premiums	963	304	40	1,267	80
Marketing	218	198	178	416	386
Other general and administrative expenses	1,390	1,550	1,340	2,940	2,685
Total non-interest expense	9,943	9,428	7,684	19,371	15,729

Income/(loss) before income taxes	804	2,074	(4,209)	2,878	(1,904)
Income tax expense/(benefit)	134	613	(1,914)	747	(1,388)

Net income/(loss)	$670	$1,461	$(2,295)	$2,131	$(516)

Per share data:
Basic earnings/(loss) per share	$0.06	$0.14	$(0.22)	$0.20	$(0.05)
Diluted earnings/(loss) per share	$0.06	$0.14	$(0.22)	$0.20	$(0.05)
Cash dividends declared per share	$0.01	$0.01	$0.12	$0.02	$0.24

Weighted-average shares outstanding	10,590,591	10,495,835	10,290,965	10,543,475	10,339,129
Weighted-average diluted shares outstanding	10,697,387	10,628,901	10,553,634	10,663,333	10,605,830

CFS Bancorp, Inc. - Page 10 of 11

CFS BANCORP, INC.
Consolidated Statements of Condition (Unaudited)
(Dollars in thousands)

	June 30, 2009	March 31, 2009	December 31, 2008	June 30, 2008
ASSETS
Cash and amounts due from depository institutions	$20,553	$14,937	$15,714	$15,824
Interest-bearing deposits	36	16,767	3,133	4,527
Federal funds sold	234	433	259	492
Cash and cash equivalents	20,823	32,137	19,106	20,843

Securities available-for-sale, at fair value	220,324	222,080	251,270	261,985
Securities held-to-maturity, at cost	6,000	6,940	6,940	3,500
Investment in Federal Home Loan Bank stock, at cost	23,944	23,944	23,944	23,944

Loans receivable, net of unearned fees	750,861	756,134	749,973	726,858
Allowance for losses on loans	(14,934)	(15,472)	(15,558)	(10,403)
Net loans	735,927	740,662	734,415	716,455

Interest receivable	3,902	4,045	4,325	4,660
Other real estate owned	7,371	3,299	3,242	1,072
Office properties and equipment	19,703	19,697	19,790	19,822
Investment in bank-owned life insurance	36,449	36,784	36,606	36,090
Prepaid expenses and other assets	20,236	22,320	22,217	14,402
Total assets	$1,094,679	$1,111,908	$1,121,855	$1,102,773

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits	$831,104	$863,884	$824,097	$848,439
Borrowed money	132,302	124,770	172,937	113,129
Advance payments by borrowers for taxes and insurance	6,121	4,594	4,320	5,763
Other liabilities	9,702	7,909	8,692	10,666
Total liabilities	979,229	1,001,157	1,010,046	977,997

Shareholders' Equity:
Preferred stock, $0.01 par value; 15,000,000 shares authorized	–	–	–	–
Common stock, $0.01 par value; 85,000,000 shares authorized;
23,423,306 shares issued; 10,764,458, 10,723,903, 10,674,511 and
10,668,489 shares outstanding	234	234	234	234
Additional paid-in capital	189,004	189,367	189,211	190,093
Retained earnings	83,455	82,894	81,525	93,994
Treasury stock, at cost; 12,566,255, 12,566,255, 12,616,572 and
12,625,785 shares	(156,296)	(156,296)	(155,740)	(155,843)
Treasury stock, Rabbi Trust, at cost; 92,593, 133,148, 132,223 and
129,032 shares	(1,212)	(1,731)	(1,726)	(1,705)
Unallocated common stock held by Employee Stock Ownership Plan	-	-	(832)	(2,970)
Accumulated other comprehensive income/(loss), net of tax	265	(3,717)	(863)	973
Total shareholders' equity	115,450	110,751	111,809	124,776

Total liabilities and shareholders' equity	$1,094,679	$1,111,908	$1,121,855	$1,102,773

CFS Bancorp, Inc. - Page 11 of 11

CFS BANCORP, INC.
Efficieny Ratio Calculations (Unaudited)
(Dollars in thousands)

	Three Months Ended
	June 30, 2009	March 31, 2009	June 30, 2008
Efficiency Ratio:
Non-interest expense	$9,943	$9,428	$7,684

Net interest income plus non-interest income	$11,460	$12,126	$10,647

Efficiency ratio	86.76%	77.75%	72.17%

Core Efficiency Ratio:
Non-interest expense	$9,943	$9,428	$7,684
Special assessment - FDIC insurance	(495)	–	–
Non-interest expense - as adjusted	$9,448	$9,428	$7,684

Net interest income plus non-interest income	$11,460	$12,126	$10,647

Adjustments:
Net realized (gains)/losses on sales of securities
available-for-sale	–	(720)	582
Net realized losses on sales of assets	6	–	3
Amortization of deferred premium	61	72	449

Net interest income plus non-interest income - as adjusted	$11,527	$11,478	$11,681

Core efficiency ratio	81.96%	82.14%	65.78%

		Six Months Ended
		June 30, 2009	June 30, 2008

Efficiency Ratio:
Non-interest expense		$19,371	$15,729

Net interest income plus non-interest income		$23,586	$21,739

Efficiency ratio		82.13%	72.35%

Core Efficiency Ratio:
Non-interest expense		$19,371	$15,729
Special assessment - FDIC insurance		(495)	–
Non-interest expense - as adjusted		$18,876	$15,729

Net interest income plus non-interest income		$23,586	$21,739

Adjustments:
Net realized (gains)/losses on sales of securities
available-for-sale		(720)	513
Net realized losses on sales of assets		6	3
Amortization of deferred premium		133	976

Net interest income plus non-interest income - as adjusted		$23,005	$23,231

Core efficiency ratio		82.05%	67.71%